Exhibit 10.28

AMENDMENT No. 3 to EMPLOYMENT AGREEMENT
between
TENFOLD CORPORATION and NANCY M. HARVEY

          This Amendment No. 3 to the Employment Agreement between TenFold Corporation (the “Company”) and Nancy M. Harvey (“Employee”), dated January 11, 2001 (this “Amendment”) is effective as of January 11, 2003.

          For value received, the sufficiency of which is hereby acknowledged, the parties hereby agree to further amend the Employment Agreement, as previously amended on February 28, 2002 and May 22, 2002, between TenFold Corporation and Nancy M. Harvey (the “Agreement”) as follows. The capitalized terms used below shall have the meaning assigned to them in the Agreement, unless specifically defined in this Amendment. Any conflict between the Agreement and this Amendment shall be governed by this Amendment.

          The parties hereby acknowledge that the Original Term of the Agreement expires on January 11, 2003. Pursuant to Section 1 of the Agreement, and beginning simultaneously on January 11, 2003, the Agreement is hereby automatically extended for a one-year period, ending on January 11, 2004. Therefore, and except as otherwise set forth below, all terms and conditions of the Agreement remain in full force and effect.

          The parties hereby agree that Paragraph 5(b)(ii) of the Agreement is hereby superseded and replaced in its entirety as set forth below.

ii.     INVOLUNTARY TERMINATION.  If Employee’s employment is terminated other than by reason of Employee’s death, having become Totally Disabled under subsection (d), Voluntary Termination or Termination for Cause (an “Involuntary Termination”), Employee’s regular compensation shall cease to accrue under this Agreement as of the date of termination. Employee shall then be entitled to payment of all regular compensation earned through the date of termination and a pro rata portion of any deemed target Annual Bonus for the year that includes the termination within thirty (30) days of the termination. Such deemed target Annual Bonus shall equal the full target Annual Bonus for the year multiplied by a fraction, the numerator of which is the number of days in the year through the date of the Employee’s termination and the denominator of which is 365. In addition, Employee shall be entitled to receive a monthly severance benefit, payable through the Company’s normal payroll, beginning on the first payroll date that follows Employee’s termination date, and continuing for twelve (12) months. Such monthly severance benefit shall be equal to Employee’s Base Salary plus one-twelfth of the full year’s target Annual Bonus for the year in which the termination occurred. In addition, immediately upon an Involuntary Termination, all restrictions on shares described in Section 4(b) shall lapse causing full vesting of all such shares, and all options to purchase Company stock, that are either held by Employee on the date of this Agreement or are otherwise described in Section 4(c), shall become fully exercisable through the 1-year anniversary of the Involuntary Termination. If employee elects to continue to receive health insurance benefits following termination, the Company shall pay the full cost of such continuation of coverage during the Severance Period. A Constructive Termination (as defined below) will be treated as an Involuntary Termination.

          This Amendment constitutes the entire agreement of the parties as to its subject matter and supersedes all oral negotiations and prior writings with respect to such subject matter. This Amendment may not be further amended, modified or canceled except by a writing duly executed by both parties hereto.

          The parties have executed this Amendment No. 3 as of the effective date written above.

TENFOLD CORPORATION:

By:	Robert W. Felton,
Compensation Committee Chairman

Employee:

Nancy M. Harvey